Exhibit 99.1

Genie Energy Ltd. Reports Third Quarter 2013 Results

NEWARK, NJ — November 6, 2013:  Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported revenues of $71.6 million, income from operations of $3.9 million and net income attributable to common stockholders of $1.7 million for the third quarter, the three months ended September 30, 2013.

3Q13 HIGHLIGHTS

•	Consolidated revenues — $71.6 million, an increase of $7.9 million compared to 3Q12
•	Gross profit — $19.9 million, a decrease of $1.5 million compared to 3Q12
•	IDT Energy RCEs — 337,000 at September 30, 2013, an increase of 15,000 compared to September 30, 2012
•	Income from operations — $3.9 million, an increase of $0.4 million compared to 3Q12
•	Diluted net income per share attributable to Genie Energy’s common stockholders — $0.08 compared to diluted net loss per share of $0.13 in 3Q12

MANAGEMENT COMMENTS

Claude Pupkin, Genie Energy’s CEO, said, “I am pleased to report that Genie Energy had a solid third quarter.  IDT Energy’s financial performance was strong, generating year over year increases in revenue and EBITDA despite the delay in gaining approval to enter new territories.  At GOGAS, our Afek tight oil and gas project in the Golan Heights initiated its surface resource characterization work.  Preliminary results from our geophysical testing conducted to date are consistent with our assumptions, and we expect to initiate an exploratory drilling program to evaluate the resource in the first half of 2014.”

Geoff Rochwarger, Genie Energy’s Vice Chairman and IDT Energy’s CEO, said, “IDT Energy generated $9.6 million in EBITDA on revenue of $71.6 million, a solid quarter.  Operationally, we are optimistic that new utility territories will open to us later this year, enabling us to once again ramp up our customer acquisition programs.”

GENIE ENERGY 3Q13 CONSOLIDATED RESULTS

$ in millions, except EPS	3Q13	2Q13	3Q12	YoY Change (%/$)
Revenues	$71.6	$55.1	$63.7	+12.4%
Gross profit	$19.9	$10.0	$21.4	(7.0)%
Gross margin percentage	27.8%	18.1%	33.6%	(580) basis points
SG&A expense	$12.7	$12.1	$15.2	(16.7)%
Research and development expense	$2.7	$2.6	$2.3	+17.2%
Equity in the net loss of AMSO, LLC	$0.7	$0.8	$0.5	+32.2%
EBITDA*	$4.0	$(5.5)	$3.5	+13.4%
Income (loss) from operations	$3.9	$(5.6)	$3.5	+13.8%
Net income (loss) attributable to Genie Energy’s common stockholders	$1.7	$(6.2)	$(2.6)	$4.3
Diluted income (loss) per share attributable to Genie Energy’s common stockholders	$0.08	$(0.32)	$(0.13)	$0.21
Net cash (used in) provided by operating activities	$(2.0)	$2.2	$(0.7)	$(1.3)

*EBITDA is a non-GAAP measure intended to provide useful information that supplements Genie Energy’s or the relevant segment’s core operating results in accordance with GAAP.  Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of EBITDA and reconciliation to the most directly comparable GAAP measure.

DIVIDEND AND BALANCE SHEET HIGHLIGHTS

On or about November 15, 2013, Genie Energy will pay a quarterly dividend of $0.1594 per share to holders of Series 2012-A Preferred Stock (NYSE: GNEPRA) of record as of the close of business on November 4, 2013.  The ex-dividend date was October 31, 2013. The distribution will be treated as a return of capital and not as a dividend for tax purposes.

As of September 30, 2013, Genie Energy had $146.2 million in total assets including $89.1 million in cash, cash equivalents, restricted cash (short and long term), certificates of deposit and marketable securities.  Genie Energy’s liabilities totaled $29.9 million, with no long term debt outstanding.

3Q13 RESULTS BY SEGMENT

IDT Energy

$ in millions	3Q13	2Q13	3Q12	YoY Change (%)
Total revenues	$71.6	$55.1	$63.7	+12.4%
Electricity revenues	$66.9	$45.1	$59.0	+13.4%
Natural gas revenues	$4.7	$10.1	$4.7	(0.1)%
Gross profit	$19.9	$10.0	$21.4	(7.0)%
Gross margin percentage	27.8%	18.1%	33.6%	(580) basis points
SG&A expense	$10.3	$9.4	$12.8	(19.0)%
EBITDA	$9.6	$0.5	$8.7	+10.4%
Income from operations	$9.6	$0.5	$8.7	+10.6%

During 3Q13, IDT Energy did not enter any additional territories. We have license applications pending to enter into additional territories, primarily gas and dual meter territories, in Pennsylvania, Maryland and the District of Columbia.  Management continues to evaluate additional, deregulation-driven opportunities in other states, including Massachusetts and Connecticut.  New customer acquisitions in the Commonwealth Edison territory in Illinois, which IDT Energy entered during 2Q13, were not impactful.  IDT Energy continues to test and evaluate this market.

IDT Energy’s residential customer equivalents (RCEs) increased by 5% year over year and decreased 6% sequentially, to 337,000 at September 30, 2013.

RCEs at end of Quarter (in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Electricity RCEs	246	263	243	238	235
Natural gas RCEs	91	94	86	74	87
Total	337	357	329	312	322

The year over year increase reflects the growing share of relatively higher consumption electricity and gas meters in Pennsylvania and Maryland compared to New York, partially offset by a decline in meters served.  Electric RCE’s were also reduced by the impact of this summer’s relatively cooler weather in much of our service area.

At September 30, 2013, IDT Energy had approximately 456,000 meters enrolled, a 13% decrease year over year and a 4% decrease sequentially.  Management anticipates that both RCEs and net meters will continue to decrease in 4Q13, as gross meters acquisitions in the fourth quarter typically slow because of seasonal factors, and IDT Energy has not entered any new, impactful territories in 2013 to drive meter growth.

Meters at end of Quarter (in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Electricity meters	300	314	319	331	343
Natural gas meters	156	161	166	171	180
Total	456	475	485	502	523

Gross meter acquisitions were 64,000 in 3Q13 compared to 71,000 in 2Q13 and 118,000 in 3Q12.  The year over year and sequential declines in gross meter acquisitions primarily reflect the lack of geographic expansion into new territories in recent quarters.

Average monthly churn was 6.3% in 3Q13, unchanged from the prior quarter and a decrease from the 6.6% rate in 3Q12.  The year over year decrease primarily reflects the lower rates of gross meter additions in recent quarters as newly acquired customers have higher churn rates than longer term customers, as well as increased competition in some territories, and the termination in 2Q13 of a sales program that generated customers with above average churn rates.

IDT Energy’s revenues increased 12.4% in 3Q13 to $71.6 million.

Electricity revenues increased 13.4% year over year to $66.9 million, primarily reflecting a 12.6% year over year increase in the average revenue per kWh of electricity sold.  Despite the cooler weather in 3Q13 compared to 3Q12 and the year over year reduction in electricity meters, IDT Energy increased kWh sold by 0.8% year over year.  Consumption per meter has increased significantly in the past year reflecting the concentration of IDT Energy’s customer acquisition efforts in Maryland and Pennsylvania which generally have higher per meter consumption rates than New York.

Natural gas revenues in 3Q13 decreased a slight 0.1%, but with rounding remained at $4.7 million, unchanged compared to 3Q12.  Average revenue per therm increased by 8.1%, but was offset by a 7.7% decrease in therms sold reflecting year over year attrition in gas meters served.

Gross profit in 3Q13 decreased 7.0% to $19.9 million driven primarily by a decline in gross profit on sales of electricity.

Gross margin in 3Q13 was 27.8%, a 580 basis point decrease year over year.  Electricity margin per kWh sold decreased 590 basis points year over year primarily reflecting a continued increase in the direct cost of electricity, which increased 23.5% compared to the year ago quarter, and 26.5% sequentially.  The lower margin reflects the continued migration of our customer base to Pennsylvania and Maryland, where IDT Energy generally targets modestly lower margins to facilitate customer acquisition and retention efforts. Overall, management believes that the margins achieved in the year ago quarter were unusually high, and that the 3Q13 result represents a gross margin level more likely to approximate the normalized third quarter run rate given the current customer distribution, commodity prices, and typical seasonal weather.

IDT Energy’s SG&A expense in 3Q13 decreased 19.0% year over year to $10.3 million primarily due to decreases in customer acquisition costs and employee compensation expenses. Customer acquisition costs in 3Q13 decreased $1.3 million year over year reflecting the decrease in gross meter acquisitions.  As a percentage of IDT Energy’s total revenues, SG&A expense decreased to 14.4% from 20.0% in 3Q12.

EBITDA and income from operations increased to $9.6 million in 3Q13 from $8.7 million in the year ago quarter.  The increase was driven by the reduction in SG&A expense, and in particular new customer acquisition costs, which more than offset the reduction in gross profit.

Financing fees charged by BP Energy, IDT Energy’s preferred commodity supplier, were $0.7 million in both 3Q13 and 3Q12 as increased consumption by IDT Energy’s customer base was offset by a lower fee per unit.

Genie Oil and Gas (GOGAS)

GOGAS currently generates no revenues.  GOGAS’ operating expenses consist primarily of research and development expense and expenses associated with its resource development and other business development efforts.  GOGAS accounts for its investment in AMSO, LLC using the equity method.

GOGAS reported $3.0 million of combined R&D and G&A expense in 3Q13, compared to $2.7 million in 3Q12 and $3.1 million in 2Q13.  The year over year increase largely reflects the ramp-up of operations at Afek, Genie’s oil and gas exploration project in the Golan Heights, and in Mongolia, substantially offset by a decline in spending at IEI, which continues to focus on the permitting process for its pilot test.

Equity in the net loss of AMSO, LLC was $0.7 million in 3Q13, an increase from $0.5 million in the year ago quarter and a decrease from $0.8 million in the prior quarter.

GOGAS’ loss from operations in 3Q13 was $3.7 million, an increase compared to a loss of $3.2 million in 3Q12 and a decrease compared to a loss of $3.9 million in 2Q13.

GOGAS Operations - Project Updates

Afek — Conventional Oil and Gas Exploratory Project in Israel’s Golan Heights
After receiving the award of a 36-month petroleum exploration license covering in the Southern portion of the Golan Heights in April 2013, Afek has been staffing up for operations, contracting with international service providers to assist in exploration activities, and preparing permit applications for a ten-well exploration program to further characterize the resource in its license area.  During 3Q13, Afek initiated preliminary geo-physical work including electromagnetic tests and seismic analysis to characterize the subsurface prior to drilling exploration wells.  Partial and preliminary results from these tests are consistent with Genie Energy’s geological view that there is a potentially attractive oil and gas resource in the license area.  The exploratory drilling program is scheduled to begin as early as the first half of 2014.

AMSO, LLC — Oil Shale RD&D Project in Western Colorado
During 3Q13, AMSO, LLC continued its comprehensive and rigorous review of alternative heating system solutions, including hot fluid circulating heaters.  AMSO, LLC intends to qualify, design, engineer, build and thoroughly test the heating solution offering the best prospects for reliable pilot test operations.  A key objective of the development process is to significantly de-risk the pilot operations before heater installation.  The heater development process will continue into, and possibly through, 2014.  Additionally during 3Q13, AMSO, LLC launched a series of diagnostic tests to analyze the status of its pilot test's down-hole heating and production well system.  AMSO, LLC is seeking to ascertain how the limited pilot test operations conducted in 2012 and 2013, including down-hole heating, have impacted the well system's condition and whether modifications to the pilot test’s operational plans will be required.

Genie Mongolia – Oil Shale Exploration Project in Central Mongolia
In April 2013, Genie Mongolia and the Petroleum Authority of Mongolia entered into an exclusive oil shale development agreement to explore and evaluate the commercial potential of oil shale resources on a 34,470 square kilometer area in Central Mongolia.  Genie Mongolia has begun surface mapping and other geophysical evaluation work as well as drilling exploratory wells, and has secured permits for additional exploratory wells.  The exploratory well program is intended to identify a site suitable for a pilot test.  Subsequent commercial operations are contingent upon implementation of a regulatory framework by the government for the permitting and licensing of commercial oil shale operations.

Israel Energy Initiatives (IEI) — Oil Shale Exploration Project in Shfela Basin of Israel
In mid-April 2013, the Israeli government issued long delayed directives required for preparation and submission of an environmental impact statement that is a required component of IEI’s pilot test permit application.  IEI prepared and initially submitted its pilot application in June of 2013.  During 3Q13, IEI was asked to submit additional information for its application and is currently preparing a revised submission which it intends to submit in 4Q13.  The permit evaluation process is expected to take nine to twelve months and potentially significantly longer.

GENIE ENERGY EARNINGS CONFERENCE CALL

Genie Energy’s management will host a conference call at 8:30 AM Eastern today, November 6th, to discuss financial and operational results, business outlook and strategy.  The call will begin with management’s remarks followed by Q&A with analysts and investors.

To listen to the call and/or to participate in the Q&A, dial 1-877-317-6789 (US toll free) or 1-412-317-6789 (international) and request the Genie Energy call.

Approximately one hour after the call concludes, an audio file with a replay of the call in MP3 format will be available on the “Investor Relations” section of the Genie Energy website http://www.genie.com/investors/investor-relations.  In addition, a teleconference replay will be available through November 13, 2013 at 1-877-344-7529 (US toll free) or at 1-412-317-0088 (international).  Callers should ask for conference call # 10035607.

Beginning 4Q13, the Genie Energy earnings release will not be distributed via news wire services.  Investors will be able to download the earnings release from the Genie Energy website investor relations page:  http://www.genie.com/investors/investor-relations.  Genie Energy encourages interested investors to sign up for email alerts through its website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States.  GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shales and other fuel resources.  GOGAS resource development projects include a conventional oil and gas exploration program in Israel and in-situ oil shale projects in Colorado, Israel and Mongolia. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to return to profitability and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$71,847	$69,409
Restricted cash—short-term	10,469	10,841
Certificates of deposit	5,339	2,205
Marketable securities	401	10,485
Trade accounts receivable, net of allowance for doubtful accounts of $130 at September 30, 2013 and December 31, 2012	39,133	40,932
Inventory	3,478	2,644
Prepaid expenses	2,663	3,315
Deferred income tax assets	599	599
Other current assets	1,755	771
Total current assets	135,684	141,201
Property and equipment, net	583	409
Goodwill	3,663	3,663
Restricted cash—long-term	1,039	2
Other assets	5,207	5,031
Total assets	$146,176	$150,306
Liabilities and equity
Current liabilities:
Trade accounts payable	$17,565	$20,641
Accrued expenses	7,719	7,832
Advances from customers	1,074	1,472
Income taxes payable	1,936	1,244
Dividends payable	—	211
Due to IDT Corporation	521	600
Other current liabilities	827	209
Total current liabilities	29,642	32,209
Other liabilities	225	—
Total liabilities	29,867	32,209
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 1,917 and 1,605 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	16,303	13,639
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at September 30, 2013 and December 31, 2012	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 19,685 and 19,827 shares issued and 19,626 and 19,800 shares outstanding at September 30, 2013 and December 31, 2012, respectively	197	198
Additional paid-in capital	82,710	80,196
Treasury stock, at cost, consisting of 59 and 27 shares of Class B common stock at September 30, 2013 and December 31, 2012, respectively	(473)	(204)
Accumulated other comprehensive income	619	270
Retained earnings	22,340	28,375
Total Genie Energy Ltd. stockholders’ equity	121,712	122,490
Noncontrolling interests:
Noncontrolling interests	(4,403)	(3,393)
Receivable for issuance of equity	(1,000)	(1,000)
Total noncontrolling interests	(5,403)	(4,393)
Total equity	116,309	118,097
Total liabilities and equity	$146,176	$150,306

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands, except per share data)
Revenues	$71,638	$63,725	$212,103	$164,056
Direct cost of revenues	(51,699)	(42,285)	(163,179)	(112,936)
Gross profit	19,939	21,440	48,924	51,120
Operating expenses and losses:
Selling, general and administrative (i)	12,666	15,199	37,572	40,572
Research and development	2,653	2,264	7,734	7,141
Equity in the net loss of AMSO, LLC	672	508	2,607	2,252
Income from operations	3,948	3,469	1,011	1,155
Interest income	59	164	351	275
Financing fees	(729)	(732)	(2,524)	(2,097)
Other expense, net	(159)	(11)	(344)	(95)
Income (loss) before income taxes	3,119	2,890	(1,506)	(762)
Provision for income taxes	(1,077)	(3,974)	(2,717)	(2,833)
Net income (loss)	2,042	(1,084)	(4,223)	(3,595)
Net income attributable to noncontrolling interests	(51)	(1,557)	(1,197)	(1,694)
Net income (loss) attributable to Genie Energy Ltd.	1,991	(2,641)	(5,420)	(5,289)
Dividends on preferred stock	(306)	—	(917)	—
Net income (loss) attributable to Genie Energy Ltd. common stockholders.	$1,685	$(2,641)	$(6,337)	$(5,289)

Earnings (loss) per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.09	$(0.13)	$(0.33)	$(0.25)
Diluted	$0.08	$(0.13)	$(0.33)	$(0.25)

Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	19,384	21,037	19,413	21,025
Diluted	21,089	21,037	19,413	21,025
Dividends declared per common share	$—	$0.05	$—	$0.133
(i) Stock-based compensation included in selling, general and administrative expenses	$1,064	$973	$3,155	$2,614

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2013	2012
	(in thousands)
Operating activities
Net loss	$(4,223)	$(3,595)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	80	91
Deferred income taxes	—	4,587
Stock-based compensation	3,155	2,614
Loss on disposal of property	37	—
Equity in the net loss of AMSO, LLC	2,607	2,252
Change in assets and liabilities:
Restricted cash	(665)	280
Trade accounts receivable	1,799	(9,567)
Inventory	(834)	1,296
Prepaid expenses	651	1,264
Other current assets and other assets	(950)	(1,084)
Trade accounts payable, accrued expenses and other current liabilities	(2,556)	4,508
Advances from customers	(399)	398
Due to IDT Corporation	(78)	(182)
Income taxes payable	693	(1,709)

Net cash (used in) provided by operating activities	(683)	1,153
Investing activities
Capital expenditures	(300)	(64)
Capital contributions to AMSO, LLC	(2,345)	(2,925)
Issuance of note receivable	(375)	(650)
Purchases of licenses and security deposit	—	(175)
Purchases of certificates of deposit	(5,330)	(2,205)
Proceeds from maturities of certificates of deposit	2,205	—
Purchase of marketable securities	(3)	(11,484)
Proceeds from maturities and sale of marketable securities	10,033	—

Net cash provided by (used in) investing activities	3,885	(17,503)
Financing activities
Increase in restricted cash	—	(10,010)
Dividends paid	(826)	(4,205)
Proceeds from exercise of stock options	53	5
Repurchases of Class B common stock from employees	(270)	(133)
Net cash used in financing activities	(1,043)	(14,343)
Effect of exchange rate changes on cash and cash equivalents	279	(8)
Net increase (decrease) in cash and cash equivalents	2,438	(30,701)
Cash and cash equivalents at beginning of period	69,409	102,220
Cash and cash equivalents at end of period	$71,847	$71,519

Reconciliation of Non-GAAP Financial Measure for the Third Quarter of 2013

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the third quarter of 2013 EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, and equity in net loss of AMSO, LLC, plus depreciation (which is included in selling, general and administrative expense). Another way of calculating EBITDA is to start with income (loss) from operations and add depreciation.

Management believes that Genie Energy’s EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. EBITDA may also be an indicator of the strength and performance of Genie Energy’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur debt. In addition, Genie Energy has historically reported EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s business may be capital intensive in the future, Genie Energy does not expect to incur significant capital expenditures for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and for Genie Energy on a consolidated basis.

Genie Energy Ltd.
Reconciliation of EBITDA to (Loss) Income from Operations
(unaudited)
$ in thousands

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended September 30, 2013 (3Q13)
Revenues	$71,638	$71,638	$-	$-
Direct cost of revenues	51,699	51,699	-	-
Gross profit	19,939	19,939	-	-
Selling, general and administrative excluding depreciation	12,637	10,339	348	1,950
Research and development	2,653	-	2,653	-
Equity in net loss of AMSO, LLC	672	-	672	-
EBITDA	3,977	9,600	(3,673)	(1,950)
Subtract:
Depreciation	29	3	26	-
Income (loss) from operations	$3,948	$9,597	$(3,699)	$(1,950)

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended June 30, 2013 (2Q13)
Revenues	$55,134	$55,134	$-	$-
Direct cost of revenues	45,168	45,168	-	-
Gross profit	9,966	9,966	-	-
Selling, general and administrative excluding depreciation	12,112	9,443	468	2,201
Research and development	2,592	-	2,592	-
Equity in net loss of AMSO, LLC	806	-	806	-
EBITDA	(5,544)	523	(3,866)	(2,201)
Subtract:
Depreciation	25	3	22	-
(Loss) income from operations	$(5,569)	$520	$(3,888)	$(2,201)

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended September 30, 2012 (3Q12)
Revenues	$63,725	$63,725	$-	$-
Direct cost of revenues	42,285	42,285	-	-
Gross profit	21,440	21,440	-	-
Selling, general and administrative excluding depreciation	15,160	12,741	380	2,039
Research and development	2,264	-	2,264	-
Equity in net loss of AMSO, LLC	508	-	508	-
EBITDA	3,508	8,699	(3,152)	(2,039)
Subtract:
Depreciation	39	20	19	-
Income (loss) from operations	$3,469	$8,679	$(3,171)	$(2,039)